Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of iSun, Inc. on Form S-3 of our report dated April 15, 2022 with respect to our audits of the consolidated financial statements of iSun, Inc. as of December 31, 2021 and 2020 and for the two years in the period ended December 31, 2021 appearing in the Annual Report on Form 10-K of iSun, Inc. for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

December 5, 2022